Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ParaZero Technologies Ltd.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1, of our report dated March 23, 2023 (except for Notes 1D, 2, 9D, 10 and 12 as to which the date is June 27, 2023), relating to the financial statements of ParaZero Technologies Ltd. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

July 24, 2023

Tel Aviv, Israel